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                                                                    EXHIBIT 99.1

SOURCE: ACS, Inc.

ACS ANNOUNCES REDEMPTION OF 4% CONVERTIBLE NOTES


DALLAS, Feb. 12 /PRNewswire-FirstCall/ -- ACS (NYSE: ACS - news), a premier provider of business process and information technology outsourcing solutions, announced today that its Board of Directors has approved the redemption of its 4% Convertible Subordinated Notes due March 15, 2005 (the "Notes") at a redemption price equal to 101.71% of the principal amount of the Notes, plus accrued interest to the redemption date. The redemption date for the Notes is March 15, 2002 and Noteholders may convert their Notes into shares of ACS' Class A Common Stock at any time up to the close of business on March 14, 2002 in accordance with the procedures specified in the related indenture governing the Notes. U.S Trust Company of Texas, N.A., trustee in respect of the Notes, is in the process of transmitting written notice of the redemption to all Noteholders of record.

ACS, a Fortune 1000 company with more than 30,000 people in 35 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS". ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com/.